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                                                                    EXHIBIT 10.8

                                 Morgan Products Ltd.
                              25 Tri-State International
                                      Suite 325
                               Lincolnshire, IL  60069




                                     May 31, 1994




     Mr. Arthur L. Knight, Jr.
     President
     Morgan Products, Ltd.
     25 Tri-State International
     Suite 325
     Lincolnshire, IL  60069

     Dear Arthur:

               This letter will confirm in writing the mutual agreement reached between you and Morgan Products Ltd. (the "Company") regarding the termination of your employment with the Company.

               1. Effective upon the date of the appointment of your successor (the "Resignation Date"), you hereby resign as President and Chief Executive Officer of the Company and as an officer and director of the Company's subsidiaries. You agree to continue to serve as a Director of the Company (at no further expense to the Company other than reimbursement of your out-of-pocket expenses) for the term beginning with the May 18, 1994 annual meeting of the Company, but to tender your resignation after the date hereof if requested to do so by the Chairman of the Board of the Company.

               2. In consideration of your resignations set forth in paragraph 1 above, and of your covenant not to compete and your release set forth in paragraphs 5 and 10, respectively, below, the Company will provide you with the following severance package:

                    (a) The Company will pay you severance in the form of the continuation of your base salary at its current annual rate of $350,000 per year from the Resignation Date through May 31, 1996 (the "Severance Period"). Such severance will be paid at the same interval at which your base salary is currently paid, subject to applicable withholdings and deductions. Such severance will be reduced by the amount of your earnings from personal services for others (whether as an employee, consultant, director or otherwise) during the Severance Period; provided, however, there shall be no such reduction for up to an aggregate total of $35,000 per calendar year (pro-rated for any portion of a calendar year) earned from part-time employment or consulting assignments or from outside directors' fees.







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                    (b)  During the Severance Period, the Company will continue to carry you in its group medical and term life insurance plans at the Company's sole expense except for any generally applicable employee contribution requirements. Thereafter, you may continue in the Company's group medical plan at your own expense to the extent provided under COBRA. In any event, coverage under these plans will terminate at such time as you obtain substantially comparable coverage from a subsequent employer.

                    (c) During the Severance Period, you will have continued use of your current Company automobile at no charge to you, except that you shall be responsible for all operating expenses of the vehicle, including maintenance, but excluding insurance. In connection with the latter, the Company shall carry the same insurance coverages as are currently carried and you will be named as an additional insured. At your option, exercisable by notice to the Company not later than the Resignation Date, the Company will transfer, or cause to be transferred, to you for $1.00 such Company automobile. You acknowledge that such a transfer will be taxable to you to the extent of the fair market value of such automobile and that the Company may take a tax deduction therefor.

     You acknowledge that the severance package set forth in this paragraph 2 will be in lieu of any other severance benefit which might otherwise be available to you pursuant to any Company plan, policy or agreement. You also acknowledge that continued observance by you of your obligations in paragraph 5 below will be a condition precedent to the Company's obligation to continue its payments under such severance package.

               3. The Company will also pay you your accrued vacation pay through the Resignation Date and will reimburse you for your out-of-pocket business expenses incurred through the Resignation Date, and for out-of-pocket expenses incurred after the Resignation Date in connection with your position as director of the Company, all in accordance with Company policy.

               4. In accordance with the Company's Incentive Stock Option Plan, all unexercised options held by you will expire on the Resignation Date. Pursuant to the terms of the Company's Capital Appreciation Rights Plan, all rights under that Plan will automatically terminate on the Resignation Date. The terms of the Company's 401(k) plan will apply with respect to your rights thereunder.

               5. You agree that, during the Severance Period, you shall not, directly or indirectly:

                    (a) use, attempt to use, disclose, or otherwise make known to any person or entity (other than the Board of Directors of the Company or otherwise in the course of the business of the Company and its affiliates):

                         (i) any knowledge or information including, without limitation, lists of customers or suppliers, trade secrets, know-how, inventions, discoveries, and processes, as well as any data and records pertaining thereto, which you may have acquired in the course of your employment; provided, however, such restriction shall not apply to any such knowledge or information






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               which is already in the public domain through no fault of your own; or

                         (ii) any knowledge or information of a confidential nature (including all unpublished matters) relating to, without limitation, the business, properties, accounting, books and records, trade secrets, or memoranda of the Company or its affiliates;

                    (b) engage or become interested (whether as an owner, general partner, officer, employee, consultant, or otherwise) in the business of selling, leasing, manufacturing, designing, or otherwise producing or distributing, building products or systems of the kind which are competitive with those manufactured and/or sold by the Company, or any other business or businesses then conducted by the Company or its subsidiaries in the United States of America, except that nothing in this subparagraph shall be deemed to prohibit the acquisition or holding of not more than two percent (2%) of the shares or other securities of a publicly owned corporation if such securities are regularly traded on a national securities exchange or over the counter; or

                    (c) employ, retain, or arrange to have any other person, firm, or other entity employ, retain, or otherwise participate in the employment or retention of, any person who is an employee or consultant of the Company or its affiliates.

     As used in this paragraph 5, the term "affiliate" shall mean any corporation, partnership, or business enterprise owned or controlled by the Company or by a corporation, partnership or business enterprise which, directly or indirectly, owns or controls the Company. You acknowledge that, given your unique position with, and knowledge of, the Company and its business, monetary damages may not be an adequate remedy for any breach of this paragraph 5 and, accordingly, the Company may sue for and obtain injunctive relief in connection with any breach or alleged breach hereof.

               6. The Company's directors' and officers' liability insurance policy (or any replacement thereof) will, so long as it is in effect, continue to cover you for the period during which you were an officer and a director, it being understood that this paragraph shall not require the Company to carry directors' and officers' insurance of any amount, or at all.

               7. In the event that either you or the Company shall successfully enforce its rights under this agreement by judicial process, the non-prevailing party shall be obligated to bear the reasonable attorneys' fees and expenses of the prevailing party.

               8. The Company may assign its rights and obligations under this letter to any person, it being understood that no such assignment shall release the Company of any obligations hereunder without your prior written consent.

               9. Effective upon the Resignation Date, the employment letter agreement dated February 19, 1992 between you and the Company will be terminated and of no further effect.






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               10.  You hereby release and discharge the Company and its
     affiliates, and their respective directors, officers, partners, stockholders, employees and agents, from any and all claims you may have against any of them arising out of or based upon your employment with the Company and its termination, and any claims of discrimination (including claims under the Age Discrimination in Employment Act) or wrongful discharge. You acknowledge that (a) you have been advised in writing to consult with an attorney prior to signing this letter, (b) the Company has given you at least 21 days to consider the agreement set forth in this letter before you must either sign this letter or reject it, and (c) you understand that you may revoke this release for a period of 7 days from the date of your signature below, and that such revocation can only be exercised in a writing addressed to Frank J. Hawley, Jr., Chairman of the Board, c/o Saugatuck Associates, Inc., One Canterbury Green, Stamford, CT 06901, and must be actually received within the 7-day period to be effective.

               11. Except as required by law or the applicable rules of any securities exchange, neither party hereto shall make any public disclosure of the terms of this letter without the consent of the other party hereto.

               12. The effectiveness of the agreement set forth in this letter is subject to the approval of this letter by the Company's Board of Directors.

               If the terms of this letter accurately set forth our agreement, please countersign a copy of this letter in the space indicated and return it to the undersigned.

                                   Sincerely,

                                   MORGAN PRODUCTS LTD.



                                   By ________________________________
                                      Frank J. Hawley, Jr.
                                      Chairman of the Board

     Accepted and Agreed:



     ____________________________
     Arthur L. Knight, Jr.